The information in this pricing supplement is not complete and may be changed. We may not deliver these securities until a final pricing supplement is delivered. This pricing supplement and the accompanying prospectus and prospectus supplement do not constitute an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Preliminary Pricing Supplement dated February 5, 2025

PROSPECTUS Dated April 12, 2024	Pricing Supplement No. 6,432 to
PROSPECTUS SUPPLEMENT Dated November 16, 2023	Registration Statement Nos. 333-275587; 333-275587-01
Dated February , 2025 Rule 424(b)(2)

$

Morgan Stanley Finance LLC

GLOBAL MEDIUM-TERM NOTES, SERIES A
Senior Notes

Buffered Jump Securities with Auto-Callable Feature due February 16, 2028
Based on the Performance of a Basket Composed of the Class A Common Stock of Alphabet Inc., the Common Stock of Amazon.com, Inc., the Common Stock of NVIDIA Corporation, the Class A Common Stock of Meta Platforms, the Common Stock of Tesla, Inc., the Common Stock of Apple Inc. and the Common Stock of Microsoft Corporation

Fully and Unconditionally Guaranteed by Morgan Stanley

Principal at Risk Securities

The securities are unsecured obligations of Morgan Stanley Finance LLC (“MSFL”) and are fully and unconditionally guaranteed by Morgan Stanley. Unlike ordinary debt securities, the Buffered Jump Securities with Auto-Callable Feature due February 16, 2028 Based on the Performance of a Basket Composed of the Class A Common Stock of Alphabet Inc., the Common Stock of Amazon.com, Inc., the Common Stock of NVIDIA Corporation, the Class A Common Stock of Meta Platforms, the Common Stock of Tesla, Inc., the Common Stock of Apple Inc. and the Common Stock of Microsoft Corporation, which we refer to as the securities, do not guarantee the payment of interest and provide for a minimum payment at maturity of only 10% of the stated principal amount. The securities will be automatically redeemed if the basket value on the first determination date is greater than or equal to 90% of the initial basket value, which we refer to as the call threshold level, for an early redemption payment that will correspond to a return of at least $1,145 (to be determined on the trade date). No further payments will be made on the securities once they have been redeemed. At maturity, if the securities have not previously been redeemed and the final basket value is greater than or equal to the initial basket value, investors will receive the stated principal amount of their investment plus a return reflecting 120% of the upside performance of the basket. If the securities are not automatically redeemed prior to maturity and the final basket value is less than the initial basket value but has not decreased by an amount greater than the specified buffer amount, investors will receive the stated principal amount of their investment. However, if the securities are not automatically redeemed prior to maturity and the final basket value is less than the initial basket value by an amount greater than the specified buffer amount, investors will lose 1% for every 1% decline beyond the specified buffer amount, subject to the minimum payment at maturity of 10% of the stated principal amount. Accordingly, investors may lose up to 90% of the stated principal amount of the securities. The securities are for investors who are willing to risk their principal and forgo current income in exchange for the possibility of receiving an early redemption payment if the basket value closes at or above the call threshold level on the first determination date or the potential upside exposure to the basket stocks at maturity and the buffer feature that applies only to a limited range of performance of the basket.

The basket is composed of the stock of each of the following issuers: Alphabet Inc., Amazon.com, Inc., NVIDIA Corporation, Meta Platforms, Tesla Inc., Apple Inc. and Microsoft Corporation (collectively, the “basket”). We refer to the stock of the issuers each individually as a “basket stock” and collectively as the “basket stocks.” The securities are notes issued as part of MSFL’s Series A Global Medium-Term Notes program.

All payments are subject to our credit risk. If we default on our obligations, you could lose some or all of your investment. These securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

●The stated principal amount and original issue price of each security is $1,000.

●If the basket value is greater than or equal to the call threshold level on the first determination date on February 12, 2026, the securities will be automatically redeemed for the early redemption payment on the third business day following the related determination date, as set forth under “Terms–Determination Dates, Early Redemption Date and Early Redemption Payment” below. The early redemption payment will be an amount in cash per stated principal amount (corresponding to a return of at least $1,145, to be determined on the trade date).

●At maturity, if the securities have not previously been redeemed, you will receive for each security that you hold an amount of cash equal to:

oif the final basket value is greater than or equal to the initial basket value, the sum of (i) the stated principal amount and (ii) the stated principal amount multiplied by the basket percent change and 120%, or oif the final basket value is less than the initial basket value but has not decreased by an amount greater than the buffer amount of 10%, $1,000, or oif the final basket value has decreased by an amount greater than the buffer amount of 10%, (i) the stated principal amount multiplied by (ii) the sum of (a) the basket performance factor and (b) 10%.

Under these circumstances, the payment at maturity will be less than the stated principal amount of $1,000. However, under no circumstances will the securities pay less than the minimum payment at maturity of $100 per security.

●The basket percent change will equal the final basket value minus the initial basket value divided by the initial basket value.

●The basket performance factor will equal the final basket value divided by the initial basket value.

●The basket value on any day equals the sum of the products of (i) the basket component closing value for each basket stock on such day and (ii) the multiplier for such basket stock on such day.

●The basket is equally weighted and the initial basket value will be 100. The fractional amount of each basket stock included in the basket will be set at a multiplier based upon such basket stock’s percentage weighting within the basket and closing price on February 11, 2025, the day we price the securities for initial sale to the public, which we refer to as the pricing date. The multiplier for each basket stock will remain constant for the term of the securities.

●The final basket value will equal the basket value on February 11, 2028, which we refer to as the final determination date, subject to adjustment for non-trading days and certain market disruption events.

●The initial share price for each basket stock will equal the closing price of such basket stock on the pricing date.

●The call threshold level will be equal to 90, which is 90% of the initial basket value.

●The basket component closing value for each basket stock on any trading day will equal the closing price of such basket stock on such day multiplied by the adjustment factor for such basket stock on such day. The adjustment factor for each basket stock will initially be set at 1.0 and is subject to change upon certain corporate events affecting such basket stock.

●Investing in the securities is not equivalent to investing in the basket or the basket stocks.

●The issuers of the basket stocks are not involved in this offering of securities in any way and will have no obligation of any kind with respect to the securities.

●The maturity date and each early redemption date may be postponed as a result of the postponement of the related determination date due to non-trading days or certain market disruption events. No adjustment will be made to any payment made on a postponed date.

●The securities will not be listed on any securities exchange.

●The estimated value of the securities on the pricing date is approximately $992.70 per security, or within $30.00 of that estimate. See “Summary of Pricing Supplement” beginning on PS-2.

●The CUSIP number for the securities is 61778CEJ0. The ISIN for the securities is US61778CEJ09.

●You should read the more detailed description of the securities in this pricing supplement. In particular, you should review and understand the descriptions in “Summary of Pricing Supplement,” “Terms” and “Additional Information About the Securities.”

The securities are riskier than ordinary debt securities. See “Risk Factors” beginning on PS-12.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

PRICE $1,000 PER SECURITY

	Price to Public(1)	Agent’s Commissions and fees(2)	Proceeds to Us(3)
Per security	$1,000	$	$
Total	$	$	$

(1)The securities will be sold only to investors purchasing the securities in fee-based advisory accounts.

(2)MS & Co. expects to sell all of the securities that it purchases from us to an unaffiliated dealer at a price of $ per security, for further sale to certain fee-based advisory accounts at the price to public of $1,000 per security. MS & Co. will not receive a sales commission with respect to the securities. See “Additional Information About the Securities—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.” For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement.

(3)See “Additional Information About the Securities—Use of Proceeds and Hedging” on PS-37.

The agent for this offering, Morgan Stanley & Co. LLC, is an affiliate of MSFL and a wholly-owned subsidiary of Morgan Stanley. See “Additional Information About the Securities—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.”

The securities are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

When you read the accompanying prospectus supplement, please note that all references in such supplement to the prospectus dated November 16, 2023, or to any sections therein, should refer instead to the accompanying prospectus dated April 12, 2024 or to the corresponding sections of such prospectus, as applicable.

As used in this document, “we,” “us” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.

MORGAN STANLEY

SUMMARY OF PRICING SUPPLEMENT

The following summary describes the Buffered Jump Securities with Auto-Callable Feature due February 16, 2028 Based on the Performance of a Basket Composed of the Class A Common Stock of Alphabet Inc., the Common Stock of Amazon.com, Inc., the Common Stock of NVIDIA Corporation, the Class A Common Stock of Meta Platforms, the Common Stock of Tesla, Inc., the Common Stock of Apple Inc. and the Common Stock of Microsoft Corporation, which we refer to as the securities, we are offering to you in general terms only. You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement. You should carefully consider, among other things, the matters set forth in “Risk Factors.”

The securities offered are medium-term debt securities of MSFL and are fully and unconditionally guaranteed by Morgan Stanley. The return on the securities is linked to the performance of the basket of seven stocks. Investors in the securities must be willing to accept the risk of a loss of up to 90% of the stated principal amount, and also be willing to forgo current income in exchange for the possibility of receiving an early redemption payment if the basket value closes at or above the call threshold level on the first determination date and the potential upside exposure to the basket stocks. The securities provide for a minimum payment at maturity of only 10% of the stated principal amount, and all payments on the securities are subject to our credit risk.

Each security costs $1,000

We are offering the Buffered Jump Securities with Auto-Callable Feature due February 16, 2028 Based on the Performance of a Basket Composed of the Class A Common Stock of Alphabet Inc., the Common Stock of Amazon.com, Inc., the Common Stock of NVIDIA Corporation, the Class A Common Stock of Meta Platforms, the Common Stock of Tesla, Inc., the Common Stock of Apple Inc. and the Common Stock of Microsoft Corporation (the “securities”). The stated principal amount and original issue price of each security is $1,000.

We refer to the stocks of the following seven companies collectively as the “basket stocks” and each separately as a “basket stock”: Alphabet Inc., Amazon.com, Inc., NVIDIA Corporation, Meta Platforms, Tesla Inc., Apple Inc. and Microsoft Corporation.

The original issue price of each security includes costs associated with issuing, selling, structuring and hedging the securities, which are borne by you, and, consequently, the estimated value of the securities on the pricing date will be less than $1,000. We estimate that the value of each security on the pricing date will be approximately $992.70, or within $30.00 of that estimate. Our estimate of the value of the securities as determined on the pricing date will be set forth in the final pricing supplement.

What goes into the estimated value on the pricing date?

In valuing the securities on the pricing date, we take into account that the securities comprise both a debt component and a performance-based component linked to the basket stocks. The estimated value of the securities is determined using our own pricing and valuation models, market inputs and assumptions relating to the basket stocks, instruments based on the basket stocks, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the securities?

In determining the economic terms of the securities, including the early redemption payment amounts and the downside threshold level, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the securities would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the securities?

The price at which MS & Co. purchases the securities in the secondary market, absent changes in market conditions, including those related to the basket stocks, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors. However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the securities in the secondary market, absent changes in market conditions, including those related to the basket stocks, and to our secondary market credit spreads, it would do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the securities, and, if it once chooses to make a market, may cease doing so at any time.

The securities provide a minimum payment at maturity of only 10% of your principal

Unlike ordinary debt securities, the securities provide a minimum payment at maturity of only 10% of the stated principal amount of the securities. As described more fully below, if the securities have not been automatically redeemed prior to maturity and the final basket value has declined from the initial basket value by an amount greater than the buffer amount of 10%, you will be exposed to the decline in the basket value beyond the buffer amount, and your payment at maturity that is less than your initial investment. You could lose up to 90% of your investment.

The initial basket value will be equal to 100

The basket is equally weighted, and the initial basket value will be equal to 100. The fractional amount of each basket stock included in the basket will be set at a multiplier, calculated so that each basket stock represents 14.2857% of the initial basket value of 100 based on the closing price of such basket stock on the pricing date. The multiplier for each basket stock will remain constant for the term of the securities. See “Basket Stocks” below.

The securities will be automatically redeemed if the basket value on the first determination date is greater than or equal to the call threshold level

If the basket value on the first determination date, on February 12, 2026, is greater than or equal to the call threshold level, the securities will be automatically redeemed for the early redemption payment on the third business day following the related determination date. The early redemption payment will be an amount of cash (corresponding to a return of at least $1,145, to be determined on the trade date). See “Determination Dates, Early Redemption Date and Early Redemption Payment” below. No further payments will be made on the securities once they have been redeemed.

Each determination date is subject to postponement for non-trading days and certain market disruption events as described under “Terms—Determination Dates.”
If the securities are not redeemed prior to maturity, the payment at maturity will vary depending on the performance of the basket

At maturity, if the securities have not previously been redeemed, you will receive for each $1,000 stated principal amount of securities that you hold an amount of cash based upon the performance of the basket over the term of the securities. The payment at maturity will be determined as follows:

●if the final basket value is greater than or equal to the initial basket value, you will receive for each $1,000 stated principal amount of securities that you hold a payment at maturity equal to: the sum of (i) the stated principal amount and (ii) the stated principal amount multiplied by the basket percent change and 120%, where,

initial basket value = 100, which will be equal to the sum of the products of (i) the closing price of each basket stock on the pricing date, and (ii) the multiplier for such basket stock on such date, and final basket value = The basket value on the final determination date, and call threshold level = 90, which is equal to 90% of the initial basket value basket value = The basket value on any day equals the sum of the products of (i) the basket component closing value for each basket stock on such day and (ii) the multiplier for such basket stock on such day, and basket percent change = The final basket value minus the initial basket value divided by the initial basket value, as expressed by the following formula:

final basket value – initial basket value

initial basket value

basket component closing value = The basket component closing value for each basket stock on any trading day equals the product of the closing price of such basket stock on such day and the adjustment factor for such basket stock on such day, and adjustment factor = 1.0 for each basket stock, subject to change upon certain corporate events relating to the issuer of such basket stock as described in the section entitled “Terms—Adjustments to the Adjustment Factors”, and multiplier = The multiplier for each basket stock will be set on the pricing date, based on such basket stock’s closing price on such date so that each basket stock will be reflected in the predetermined initial basket value in accordance with its equal percentage weighting within the basket. The multiplier for each basket stock will remain constant for the term of the securities.

●If the final basket value is less than the initial basket value, but has not decreased by an amount greater than the buffer amount of 10%, you will receive for each $1,000 stated principal amount of securities that you hold a payment at maturity equal to: $1,000, where,

buffer amount = 10%

●If the final basket value has decreased by an amount greater than the buffer amount of 10%, you will receive for each $1,000 stated principal amount of securities that you hold a payment at maturity equal to: (i) the stated principal amount multiplied by (ii) the sum of (a) the basket performance factor and (b) 10%.

where,

basket performance factor = The final basket value divided by the initial basket value, as expressed by the following formula:

final basket value

initial basket value

Under these circumstances, the payment at maturity will be less than the stated principal amount of $1,000. However, under no circumstances will the securities pay less than the minimum payment at maturity of $100 per security.

All payments on the securities are subject to our credit risk.

Basket stocks

The basket is composed of the stocks of seven companies, as listed in the table below. The table sets forth the Bloomberg ticker symbol for each basket stock, the exchange on which each basket stock is listed and the percentage of the initial basket value represented by such basket stock. The initial share price and the multiplier for each basket stock will be determined on the pricing date and will be set forth in the final pricing supplement.

Issuer of Basket Stock	Bloomberg Ticker Symbol*	Exchange	Percentage of Initial Basket Value	Initial Share Price**	Multiplier**
Alphabet Inc.	GOOGL	Nasdaq Global Select Market	14.2857%
Amazon.com, Inc.	AMZN	Nasdaq Global Select Market	14.2857%
NVIDIA Corporation	NVDA	Nasdaq Global Select Market	14.2857%
Meta Platforms	META	Nasdaq Global Select Market	14.2857%
Tesla, Inc.	TSLA	Nasdaq Global Select Market	14.2857%
Apple Inc.	AAPL	Nasdaq Global Select Market	14.2857%
Microsoft Corporation	MSFT	Nasdaq Global Select Market	14.2857%

*Bloomberg Ticker Symbols are being provided for reference purposes only.

**With respect to each Basket Stock, the Initial Share Price and the Multiplier will be determined on the Pricing Date and will be set forth in the final pricing supplement.

The multiplier for each basket stock is a fraction of a share calculated so that each basket stock represents 14.2857% of the initial basket value of 100 based on the closing prices of the basket stocks on the pricing date.

The multiplier for each basket stock will remain constant for the term of the securities.

A negative or lesser positive performance by one, two, three or four of the basket stocks could wholly or partially offset the positive performance by the other basket stock(s).

For further information on each of the basket stocks, please see the section of this pricing supplement entitled “Additional Information About the Securities—Basket Stocks, Public Information and Historical Information” as well as Annex A to this pricing supplement. You can review the historical closing prices for each of the basket stocks for each calendar quarter in the period from January 1, 2022 through February 4, 2025 in Annex A. The historical performance of the seven basket stocks cannot be taken as an indication of future performance of the basket stocks.  You cannot predict the future performance of any basket stock, or whether increases in the value of any of the basket stocks will be offset by decreases in the value of other basket stocks, based on the historical information included in this pricing supplement.

The early redemption payment will be based on the performance of the basket on the first determination date, calculated as described herein. If, however, a scheduled determination date is not a trading day, such determination date will be postponed to the next trading day. In addition, if a market disruption event occurs on any determination date with respect to any basket stock, the closing price for that basket stock only will be determined on the next trading day on which no market disruption event occurs with respect to that basket stock. The determination of the closing prices for the unaffected basket stocks will not be postponed. If, due to a market disruption event or otherwise, the closing price for any basket stock is determined on or after the scheduled trading day immediately prior to a scheduled maturity date or early redemption date, as applicable, the maturity date or early redemption date, as applicable, will be postponed until the second business day following the date on which the closing price has been determined for every basket stock. See the sections of this pricing supplement entitled “Terms—Maturity Date” and “—Determination Dates.”

Investing in the securities is not equivalent to investing in the basket or in any of the basket stocks.

The closing prices of the basket stocks may come to be based on the values of the stocks of companies other than the issuers of the basket stocks

Following certain corporate events relating to a basket stock, such as a stock-for-stock merger where the basket stock is not the surviving entity, the closing price that had been based on the original basket stock will instead be based on the closing price of the stock of a successor corporation to the issuer of the basket stock. Following certain other corporate events relating to a basket stock, such as a merger event where holders of the basket stock would receive all or a substantial portion of their consideration in cash or a significant cash dividend or distribution of property with respect to such basket stock, the value of such cash consideration will be reallocated to a replacement stock of a company in the same industry as such basket stock in lieu of, or in addition to such basket stock, in either case to calculate the closing price for such basket stock. We describe the specific corporate events that can lead to these adjustments and the procedures for selecting substitute basket stocks in the section of this pricing supplement called “Terms—Adjustments to the Adjustment Factors.” You should read this section in order to understand these and other adjustments that may be made to your securities.

You have no shareholder rights

Investing in the securities is not equivalent to investing in the basket stocks. As an investor in the securities, you will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the basket stocks. In addition, you do not have the right to exchange your securities for the basket stocks at any time.

Morgan Stanley & Co. LLC will be the calculation agent

We have appointed our affiliate, Morgan Stanley & Co. LLC, which we refer to as MS & Co., to act as calculation agent for The Bank of New York Mellon, a New York banking corporation, the trustee for our senior notes. As calculation agent, MS & Co. will determine the initial share price for each basket stock, the multiplier for each basket stock, the final basket value, the basket value on the first determination date, whether the securities will be automatically redeemed following any determination date, the basket performance factor, if applicable, what, if any, adjustments will be made to the adjustment factor for a basket stock to reflect certain corporate and other events affecting the basket stocks, and whether a market disruption event has occurred, and will calculate the amount of cash you will receive at maturity.

Morgan Stanley & Co. LLC will be the agent; conflicts of interest

The agent for the offering of the securities, MS & Co., a wholly owned subsidiary of Morgan Stanley and an affiliate of MSFL, will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See “Additional Information About the Securities—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” on PS-36.

You may revoke your offer to purchase the securities prior to our acceptance

We are using this pricing supplement to solicit from you an offer to purchase the securities. You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer by notifying the relevant agent. We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance. In the event of any material changes to the terms of the securities, we will notify you.

No affiliation with the issuers of the basket stocks

The issuers of the basket stocks are not affiliates of ours and are not involved with this offering in any way. The obligations represented by the securities are obligations of ours and not of the issuers of the basket stocks.

Where you can find more information on the securities

The securities are senior unsecured securities issued as part of our Series A medium-term note program. You can find a general description of our Series A medium-term note program in the accompanying prospectus supplement dated November 16, 2023 and prospectus dated April 12, 2024. When you read the accompanying prospectus supplement, please note that all references in such supplement to the prospectus dated November 16, 2023, or to any sections therein, should refer instead to the accompanying prospectus dated April 12, 2024 or to the corresponding sections of such prospectus, as applicable. We describe the basic features of this type of security in the section of the prospectus supplement called “Description of Notes—Notes Linked to Commodity Prices, Single Securities, Baskets of Securities or Indices” and in the section of the prospectus called “Description of Debt Securities.”

For a detailed description of the terms of the securities, you should read the section of this pricing supplement called “Terms.” You should also read the “Additional Information About the Securities” section. You should also read about the material risks involved in investing in the securities in the section of this pricing supplement called “Risk Factors.” The tax and accounting treatment of investments in equity-linked securities such as the securities may differ from that of investments in ordinary debt securities. See the section of this pricing supplement called “Additional Information About the Securities – Tax Considerations.” We urge you to consult with your investment, legal, tax, accounting and other advisers with regard to any proposed or actual investment in the securities.

HYPOTHETICAL PAYOUTS ON THE SECURITIES

The below examples are based on the following terms:

Initial Basket Value:	100.00
Hypothetical Adjustments to the Adjustment Factors:	None
Stated Principal Amount:	$1,000 per security
Hypothetical Early Redemption Payment:	The hypothetical early redemption payment will be an amount in cash per stated principal amount, as follows:
	●1st determination date:	$1,145
	No further payments will be made on the securities once they have been redeemed.
Payment at Maturity:

If the securities have not previously been redeemed, you will receive at maturity a cash payment per security as follows:

●If the final basket value is greater than or equal to the initial basket value:

$1,000 + ($1,000 × basket percent change x 120%)

●If the final basket value is less than the initial basket value but has not decreased by an amount greater than the buffer amount of 10%:

$1,000

●If the final basket value has decreased by an amount greater than the buffer amount of 10%:

$1,000 × (basket performance factor + 10%)

Under these circumstances, the payment at maturity will be less than the stated principal amount of $1,000. However, under no circumstances will the securities pay less than the minimum payment at maturity of $100 per security.

In Example 1, the basket value is greater than or equal to the call threshold level on the first determination date. Because the basket value is greater than or equal to the call threshold level on the first determination date, the securities are automatically redeemed following that determination date. In Examples 2, 3 and 4, the basket value is less than the call threshold level on the first determination date, and, consequently, the securities are not automatically redeemed prior to, and remain outstanding until, maturity.

Example 1 – In this example, on the first determination date, the basket value is greater than or equal to the call threshold level. Therefore, the securities are automatically redeemed on the first early redemption date. Investors will receive $1,145 per security on the related early redemption date. No further payments will be made on the securities once they have been redeemed, and investors do not participate in any appreciation in the basket stocks.

Example 2 – In this example, the basket value is below the call threshold level on the first determination date, and therefore the securities are not redeemed prior to maturity. On the final determination date, the basket value has appreciated 50% from the initial basket value. At maturity, investors receive the stated principal amount plus a return reflecting 120% of the appreciation of the basket value. The payment at maturity would be calculated as $1,000 + [$1,000 × (150.00 - 100.00 / 100.00) x 120%] = $1,600.

Example 3 – In this example, the basket value is below the call threshold level on the first determination date, and therefore the securities are not redeemed prior to maturity. On the final determination date, the final basket value has decreased from the initial basket value but not by an amount greater than the buffer amount of 10%, and accordingly, investors receive a payment at maturity equal to the stated principal amount of $1,000 per security.

Example 4 – In this example, the basket value is below the call threshold level on the first determination date, and therefore the securities are not redeemed prior to maturity. On the final determination date, the final basket value is 50.00, which means the final basket value has decreased from the initial basket value by an amount greater than the buffer amount of 10%. Accordingly, investors are exposed to the negative performance of the basket beyond the buffer amount, and will receive a payment at maturity that is less than the stated principal amount of the securities. The payment at maturity would be calculated as $1,000 × [(50.00 / 100.00) + 10%]= $600.

If the securities are not automatically redeemed prior to maturity and the final basket value has decreased by an amount greater than the buffer amount of 10%, you will be exposed to the downside performance of the basket beyond the specified buffer amount, and your payment at maturity will be less than the stated principal amount. Under these circumstances, you will lose some, and up to 90%, of your investment in the securities.

RISK FACTORS

The securities are not secured debt, are riskier than ordinary debt securities, and, unlike ordinary debt securities, do not guarantee the payment of regular interest and provide a minimum payment at maturity of only 10% of your principal. Investing in the securities is not equivalent to directly investing in the basket stocks. This section describes the material risks relating to the securities. You should carefully consider whether the securities are suited to your particular circumstances before you decide to purchase them.

Risks Relating to an Investment in the Securities

The securities do not pay interest and provide a minimum payment at maturity of only 10% of your principal

The terms of the securities differ from those of ordinary debt securities in that they do not pay interest and provide a minimum payment at maturity of only 10% of the stated principal amount of the securities. Instead, if the securities have not been automatically redeemed prior to maturity, and if the final basket value has decreased from the initial basket value by an amount greater than the buffer amount of 10%, you will be exposed to the decline in the value of the basket, as compared to the initial basket value, beyond the buffer amount, and the payment at maturity will be less than the stated principal amount. You could lose up to 90% of your investment.

If the securities are redeemed prior to maturity, the appreciation potential of the securities is limited by the fixed early redemption payment

If the basket value closes at or above the call threshold level on the first determination date, the securities will be automatically redeemed. In this scenario, the appreciation potential of the securities is limited to the fixed early redemption payment, and no further payments will be made on the securities once they have been redeemed. In addition, if the securities are redeemed prior to maturity, you will not participate in any appreciation in the basket stocks, which could be significant. Moreover, the fixed early redemption payment may be less than the payment at maturity you would receive for the same level of appreciation of the basket had the securities not been automatically redeemed and instead remained outstanding until maturity.

The automatic early redemption feature may limit the term of your investment to approximately one year. If the securities are redeemed early, you may not be able to reinvest at comparable terms or returns

The term of your investment in the securities may be shortened due to the automatic early redemption feature of the securities. If the securities are redeemed prior to maturity, you will receive no further payments on the securities and may be forced to invest in a lower interest rate environment and may not be able to reinvest at comparable terms or returns.

The market price will be influenced by many unpredictable factors

Several factors, many of which are beyond our control, will influence the value of the securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the securities in the secondary market, including:

●the market price and performance of each of the basket stocks at any time and, in particular, on any determination date;

●the volatility (frequency and magnitude of changes in price) and dividend yield, if any, of each of the basket stocks;

●interest and yield rates in the market;

●geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the basket stocks or stock markets generally and which may affect the final basket value;

●the time remaining until the next determination date and the maturity of the securities;

●the occurrence of certain events affecting a particular basket stock that may or may not require an adjustment to its adjustment factor; and

●any actual or anticipated changes in our credit ratings or credit spreads.

Some or all of these factors will influence the price that you will receive if you sell your securities prior to maturity. For example, you may have to sell your securities at a substantial discount from the stated principal amount of $1,000 per security if the value of the basket has been near or below the 90% of the initial basket value or if the market value of the securities is expected to decrease substantially.

The securities will not be listed and secondary trading may be limited. Accordingly, you should be willing to hold your securities for the entire 3-year term of the securities

The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. MS & Co. may, but is not obligated to, make a market in the securities and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the securities, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Since other broker-dealers may not participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the securities, it is likely that there would be no secondary market for the securities. Accordingly, you should be willing to hold your securities to maturity.

The securities are subject to our credit risk, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the securities

You are dependent on our ability to pay all amounts due on the securities upon an automatic early redemption or at maturity and therefore you are subject to our credit risk. If we default on our obligations under the securities, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the securities prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the securities.

As a finance subsidiary, MSFL has no independent operations and will have no independent assets

As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the securities in the original issue price reduce the economic terms of the securities, cause the estimated value of the securities to be less than the original issue price and will adversely affect secondary market prices

Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the securities in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the securities in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the securities less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the securities in the secondary market, absent changes in market conditions, including those related to the basket stocks, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

The estimated value of the securities is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price

These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the securities than those generated by others, including other dealers in the market, if they attempted to value the securities. In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your securities in the secondary market (if any exists) at any time. The value of your securities at any time after the date of this document will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price will be influenced by many unpredictable factors” above.

You have no shareholder rights

Investing in the securities is not equivalent to investing in the basket stocks. As an investor in the securities, you will not have voting rights or the right to receive dividends or other distributions or any other rights with respect to any basket stock. As a result, any return on the securities will not reflect the return you would realize if you actually owned shares of the basket stocks and received the dividends paid or distributions made on them.

The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the securities

As calculation agent, MS & Co. will determine the initial basket value the final basket value, whether the securities will be redeemed following any determination date, whether a market disruption event has occurred, whether any adjustment(s) to the adjustment factor for a basket stock will be made and, if the securities are not redeemed prior to maturity, the amount of cash you will receive at maturity. Moreover, certain determinations made by MS

& Co., in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events and the calculation of the final basket value (and of any adjustments to the adjustment factors). These potentially subjective determinations may adversely affect the payout to you at maturity. For further information regarding these types of determinations, see “Terms—Final Basket Value,” “—Determination Dates,” “—Closing Price,” “—Trading Day,” “—Calculation Agent,” “—Market Disruption Event,” “Alternate Exchange Calculation in Case of an Event of Default” and “—Adjustments to the Adjustment Factors” below. In addition, MS & Co. has determined the estimated value of the securities on the pricing date.

Hedging and trading activity by our affiliates could potentially adversely affect the value of the securities

One or more of our affiliates and/or third-party dealers expect to carry out hedging activities related to the securities, including trading in the basket stocks and in options contracts on the basket stocks, as well as in other instruments related to the basket stocks. As a result, these entities may be unwinding or adjusting hedge positions during the term of the securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the final determination date approaches. Some of our other affiliates also trade the basket stocks and other financial instruments related to the basket stocks on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial share prices of the basket stocks, and, therefore, could increase the prices at or above which the basket stocks must close on the final determination date (if the securities are not called) so that you do not suffer a significant loss on your initial investment in the securities. Additionally, our hedging activities, as well as our other trading activities, during the term of the securities could potentially affect the value of the basket on the determination dates, and, accordingly, whether the securities are automatically redeemed prior to maturity and the amount of cash you receive at maturity.

The U.S. federal income tax consequences of an investment in the securities are uncertain

Please note that the discussions in this document concerning the U.S. federal income tax consequences of an investment in the securities supersede the discussions contained in the accompanying prospectus supplement.

Subject to the discussion under “United States Federal Taxation” in this document, although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the securities due to the lack of governing authority, in the opinion of our counsel, Davis Polk & Wardwell LLP (“our counsel”), under current law, and based on current market conditions, a security should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes. However, because our counsel’s opinion is based in part on market conditions as of the date of this document, it is subject to confirmation on the pricing date.

If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment for the securities, the timing and character of income on the securities might differ significantly from the tax treatment described herein. For example, under one possible treatment, the IRS could seek to recharacterize the securities as debt instruments. In that event, U.S. Holders (as defined below) would be required to accrue into income original issue discount on the securities every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the securities as ordinary income. The risk that financial instruments providing for buffers, triggers or similar downside protection features, such as the securities, would be recharacterized as debt is greater than the risk of recharacterization for comparable financial instruments that do not have such features. We do not plan to request a ruling from the IRS regarding the tax treatment of the securities, and the IRS or a court may not agree with the tax treatment described herein.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by Non-U.S. Holders (as defined below) should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

Both U.S. and Non-U.S. Holders should read carefully the discussion under “United States Federal Taxation” in this document and consult their tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the securities as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Risks Relating to the Basket Stocks

Changes in the value of one or more basket stock(s) may offset changes in the value of the other(s)

Price movements in the basket stocks may not correlate with each other. At a time when the price of one or more basket stock(s) increases, the price of the other basket stock(s) may not increase as much, or may even decline in value. Therefore, in calculating the basket value on any determination date, the increase in the price of one or more basket stock(s) may be moderated, or wholly offset, by a lesser increase or decline in the price of the other basket stock(s). For further information on each of the basket stocks, please see Annex A to this pricing supplement. You can review the historical closing prices for each of the basket stocks for each calendar quarter in the period from January 1, 2022 through February 4, 2025 in Annex A. You cannot predict the future performance of any basket stock, or of the basket as a whole, or whether increase(s) in the value of one or more basket stock(s) will be offset by decrease(s) in the value of the other basket stock(s), based on the historical information included in this pricing supplement.

The basket stock prices are volatile

The trading prices of stocks can be volatile. Fluctuations in the trading prices of the basket stocks may result in a significant disparity between the prices of the basket stocks on any determination date and the overall performance of the basket stocks over the term of the securities.
We are not affiliated with the issuers of the basket stocks

We are not affiliated with any of the issuers of the basket stocks, and the issuers of the basket stocks are not involved with this offering in any way. Consequently, we have no ability to control the actions of the issuers of the basket stocks, including any corporate actions of the type that would require the calculation agent to adjust the adjustment factors of the basket stocks. The issuers of the basket stocks have no obligation to consider your interests as an investor in the securities in taking any corporate actions that might affect the value of your securities. None of the money you pay for the securities will go to the issuers of the basket stocks.

We may engage in business with or involving one or more of the issuers of the basket stocks without regard to your interests

We or our affiliates may presently or from time to time engage in business with one or more of the issuers of the basket stocks without regard to your interests, including extending loans to, or making equity investments in, one or more of the issuers of the basket stocks or their affiliates or subsidiaries, or providing advisory services to one or more of the issuers of the basket stocks, such as merger and acquisition advisory services. In the course of our business, we or our affiliates may acquire non-public information about one or more of the issuers of the basket stocks. Neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, we or our affiliates from time to time have published and in the future may publish research reports with respect to the basket stocks. These research reports may or may not recommend that investors buy or hold the basket stocks. The basket was compiled independently of any research recommendations and may not be consistent with such recommendations. Furthermore, the composition of the basket will not be affected by any change that we or our affiliates may make in our recommendations or decisions to begin or discontinue coverage of any of the issuers of the basket stocks in our research reports.

The adjustments to the adjustment factors the calculation agent is required to make do not cover every corporate event that can affect the basket stocks

MS & Co., as calculation agent, will adjust the adjustment factor for a basket stock for certain events affecting the basket stock, such as stock splits and stock dividends, and certain other corporate actions involving the issuer of the basket stock, such as mergers. However, the calculation agent will not make an adjustment for every corporate event or every distribution that could affect the basket stocks. For example, the calculation agent is not required to make any adjustments if the issuer of a basket stock or anyone else makes a partial tender or partial exchange offer for that basket stock. If an event occurs that does not require the calculation agent to adjust an adjustment factor, the market price of the securities may be materially and adversely affected. The determination by the calculation agent to adjust, or not to adjust, an adjustment factor may materially and adversely affect the value of the securities.

The closing prices of the basket stocks may come to be based on the value of the stock of companies other than the issuers of the basket stocks

Following certain corporate events relating to a basket stock, such as a stock-for-stock merger where the basket stock is not the surviving entity, you will receive at maturity an amount based on the closing price of the stock of a successor corporation to the issuer of the basket stock. Following certain other corporate events relating to a basket stock, such as a merger event where holders of the basket stock would receive all or a substantial portion of their consideration in cash or a significant cash dividend or distribution of property with respect to such basket stock, the value of such cash consideration will be reallocated to the other, unaffected basket stocks. We describe the specific corporate events that can lead to these adjustments and the procedures for selecting those other reference stocks in the section of this pricing supplement called “Terms—Adjustments to the Adjustment Factors.” You should read this section in order to understand these and other adjustments that may be made to your securities.

TERMS

Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement. The term “Security” refers to each $1,000 stated principal amount of our Buffered Jump Securities with Auto-Callable Feature due February 16, 2028 Based on the Performance of a Basket Composed of the Class A Common Stock of Alphabet Inc., the Common Stock of Amazon.com, Inc., the Common Stock of NVIDIA Corporation, the Class A Common Stock of Meta Platforms, the Common Stock of Tesla, Inc., the Common Stock of Apple Inc. and the Common Stock of Microsoft Corporation. We refer to each stock composing the basket individually as a “Basket Stock” and collectively as the “Basket Stocks.”

Aggregate Principal Amount  $

Original Issue Date (Settlement Date)  February 14, 2025

Pricing Date  February 11, 2025

Maturity Date  February 16, 2028, subject to extension in accordance with the following paragraph in the event of non-Trading Days or a Market Disruption Event with respect to any Basket Stock(s) on the Final Determination Date.

If, due to non-Trading Days, a Market Disruption Event or otherwise, the Final Determination Date for any Basket Stock is postponed so that it falls less than two Business Days prior to the scheduled Maturity Date, the Maturity Date will be the second Business Day following that Final Determination Date as postponed, and no adjustment will be made to any payment made on that postponed date. See “––Determination Dates” below.

Stated Principal Amount  $1,000 per Security

Issue Price  $1,000 per Security

Denominations  $1,000 and integral multiples thereof

CUSIP Number  61778CEJ0

ISIN  US61778CEJ09

Minimum Purchase  1 Security

Specified Currency  U.S. dollars

Basket Value  The Basket Value on any day equals the sum of the products of (i) the Basket Component Closing Value for each Basket Stock on such day and (ii) the Multiplier for such Basket Stock on such day.

Early Redemption  If, on the first Determination Date occurring on February 12, 2026, the Basket Value is greater than or equal to the Call Threshold Level, the Securities will be automatically redeemed, in whole and not in part, for the applicable Early Redemption Payment on the related Early Redemption Date following such

Determination Date (as may be postponed pursuant to “––Determination Dates” below).

In the event that the Securities are subject to Early Redemption, we will, or will cause the Calculation Agent to, (i) on the Business Day following the applicable Determination Date (as may be postponed pursuant to “––Determination Dates” below), give notice of the Early Redemption of the Securities, the applicable Early Redemption Payment amount due and the payment date of the applicable Early Redemption Payment to the Trustee, upon which notice the Trustee may conclusively rely, and to The Depository Trust Company, which we refer to as DTC, and (ii) deliver the aggregate cash amount due with respect to the Securities to the Trustee for delivery to DTC, as holder of the Securities, on or prior to the applicable Early Redemption Date. See “—Book-Entry Note or Certificated Note” below, and see “Forms of Securities—The Depositary” in the accompanying prospectus.

Early Redemption Date  As set forth under “Terms–Determination Dates, Early Redemption Date and Early Redemption Payment” below; provided that if any such day is not a Business Day, the Securities will be redeemed on the next succeeding Business Day and no adjustment will be made to any Early Redemption Payment made on that succeeding Business Day.

Early Redemption Payment  The Early Redemption Payment will equal an amount in cash for each $1,000 Stated Principal Amount of Securities (corresponding to a return of at least $1,145, to be determined on the Pricing Date), as set forth under “Determination Dates, Early Redemption Date and Early Redemption Payment” below.

Payment at Maturity  If the Securities have not previously been automatically redeemed, investors will receive for each $1,000 Stated Principal Amount of Securities an amount in cash equal to:

●if the Final Basket Value is greater than or equal to the Initial Basket Value, the sum of (i) the Stated Principal Amount and (ii) the Stated Principal Amount multiplied by the Basket Percent Change and 120%; or

●if the Final Basket Value is less than the Initial Basket Value but has not decreased by an amount greater than the Buffer Amount of 10%, the Stated Principal Amount; or

●if the Final Basket Value has decreased by an amount greater than the buffer amount of 10%, (i) the Stated Principal Amount multiplied by (ii) the sum of (a) the Basket Performance Factor and (b) 10%.

If the Basket declines by an amount greater than the Buffer Amount, you will lose 1% for every 1% decline beyond the specified Buffer Amount, subject to the minimum payment at maturity of 10% of the Stated Principal Amount.

We will, or will cause the Calculation Agent to, (i) provide written notice to the Trustee, upon which notice the Trustee may conclusively rely, and to DTC of the amount of cash to be delivered with respect to each $1,000 Stated Principal Amount of Securities on or prior to 10:30 a.m. (New York City time) on the Business Day preceding the Maturity Date, and (ii) deliver the aggregate cash amount due with respect to the Securities to the Trustee for delivery to DTC, as holder of the Securities, on or prior to the Maturity Date. We expect such amount of cash will be distributed to investors on the Maturity Date in accordance with the standard rules and procedures of DTC and its direct and indirect participants. See “Additional Information About the Securities—Book-Entry Note or Certificated Note” below, and see “Forms of Securities—The Depositary” in the accompanying prospectus.

Basket  The Basket is composed of the stocks of seven issuers. See “—Basket Stocks” below.

Basket Stocks  The Basket is composed of the stocks of seven companies, as listed in the table below. The table sets forth the Bloomberg ticker symbol for each Basket Stock, the exchange on which each Basket Stock is listed, the percentage of the Initial Basket Value represented by such Basket Stock, the Initial Share Price for each Basket Stock and the initial Multiplier for such Basket Stock, as calculated on the Pricing Date.

Issuer of Basket Stock	Bloomberg Ticker Symbol*	Exchange	Percentage of Initial Basket Value	Initial Share Price**	Multiplier**
Alphabet Inc.	GOOGL	Nasdaq Global Select Market	14.2857%
Amazon.com, Inc.	AMZN	Nasdaq Global Select Market	14.2857%
NVIDIA Corporation	NVDA	Nasdaq Global Select Market	14.2857%
Meta Platforms	META	Nasdaq Global Select Market	14.2857%
Tesla, Inc.	TSLA	Nasdaq Global Select Market	14.2857%
Apple Inc.	AAPL	Nasdaq Global Select Market	14.2857%
Microsoft Corporation	MSFT	Nasdaq Global Select Market	14.2857%

*Bloomberg Ticker Symbols are being provided for reference purposes only.

**With respect to each Basket Stock, the Initial Share Price and the Multiplier will be determined on the Pricing Date and will be set forth in the final pricing supplement.

Multiplier  The initial Multiplier for each Basket Stock will be set on the Pricing Date, based on such Basket Stock’s respective Closing Price on such date, so that each Basket Stock will be reflected in the predetermined Initial Basket Value of 100 in accordance with its equal percentage weighting within the Basket. The Multiplier for each Basket Stock will remain constant for the term of the Securities.

Basket Percent Change  A fraction, the numerator of which is the Final Basket Value minus the Initial Basket Value and the denominator of which is the Initial Basket Value.

Basket Performance Factor  A fraction, the numerator of which is the Final Basket Value and the denominator of which is the Initial Basket Value.

Initial Basket Value  100, which will be equal to the sum of the products of (i) the Closing Price of each Basket Stock on the Pricing Date and (ii) the Multiplier for such Basket Stock on such date, as determined by the Calculation Agent.

Final Basket Value  The Basket Value on the Final Determination Date, as determined by the Calculation Agent.

Call Threshold Level………………………………90, which is 90% of the Initial Basket Value

Basket Component Closing Value  For each Basket Stock on any Trading Day, the Closing Price of such Basket Stock on such day multiplied by the Adjustment Factor for such Basket Stock on such day.

Buffer Amount  10%.

Initial Share Price  For each Basket Stock, the Closing Price for such Basket Stock on the Pricing Date.

Business Day  Any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in The City of New York.

Determination Dates  As set forth below, subject to postponement for non-Trading Days and certain Market Disruption Events. We also refer to February 11, 2028, the third scheduled Business Day prior to the scheduled Maturity Date, as the Final Determination Date.

Determination Dates, Early Redemption Date and Early Redemption Payment

Determination Dates	Early Redemption Date	Early Redemption Payment (per $1,000 Security)*
February 12, 2026	February 18, 2026	At least $1,145
February 11, 2028 (Final Determination Date)	See “Maturity Date” above.	See “Payment at Maturity” above.

*The actual Early Redemption Payment with respect to the first Determination Date will be determined on the Pricing Date and will be an amount in cash per Stated Principal Amount corresponding to a return of at least $1,145.

If any scheduled Determination Date is not a trading day with respect to any Basket Stock or if there is a market disruption event with respect to any Basket Stock on such day, the Determination Date for that Basket Stock only shall be the next succeeding trading day on which there is no market disruption event; provided that if a market disruption event has occurred on each of the five consecutive trading days immediately succeeding such scheduled Determination Date, then (i) such fifth succeeding trading day shall be deemed to be the relevant Determination Date for such affected Basket Stock notwithstanding the occurrence of a market disruption event on such day and (ii) with respect to any such fifth trading day on which a market disruption event occurs, the Calculation Agent shall determine the Closing price of such Basket Stock on such fifth trading day based on the mean, as determined by the Calculation Agent, of the bid prices for such Basket Stock for such date obtained from as many recognized dealers in such security, but not exceeding three, as will make such bid prices available to the Calculation Agent. Bids of MS & Co. or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the bids obtained. If no bid prices are provided from any third-party dealers, the Closing Price for such Basket Stock shall be determined by the Calculation Agent in its sole and absolute discretion (acting in good faith) taking into account any information that it deems relevant.

Closing Price  The Closing Price for one share of a Basket Stock (or one unit of any other security for which a Closing Price must be determined) on any Trading Day (as defined below) means:

(i) if such Basket Stock (or any such other security) is listed on a national securities exchange (other than The Nasdaq Stock Market LLC (the “Nasdaq”)), the last reported sale price, regular way, of the principal trading session on such day on the principal national securities exchange registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on which such Basket Stock (or any such other security) is listed,

(ii) if such Basket Stock (or any such other security) is a security of the Nasdaq, the official closing price published by the Nasdaq on such day, or

(iii) if such Basket Stock (or any such other security) is not listed on any national securities exchange but is included in the OTC Bulletin Board Service (the “OTC Bulletin Board”) operated by the Financial Industry Regulatory Authority, Inc. (“FINRA”), the last reported sale price of the principal trading session on the OTC Bulletin Board on such day.

If such Basket Stock (or any such other security) is listed on any national securities exchange but the last reported sale price or the official closing price published by the Nasdaq, as applicable, is not available pursuant to the preceding sentence, then the Closing Price for one share of such Basket Stock (or one unit of any such other security) on any Trading Day will mean the last reported sale price of the principal trading session on the over-the-counter market as reported on the Nasdaq or the OTC Bulletin Board on such day. If a Market Disruption Event (as defined below) occurs with respect to a Basket Stock (or any such other security) or the last reported sale price or the official closing price published by the Nasdaq, as applicable, for such Basket Stock (or any such other security) is not available pursuant to either of the two preceding sentences, then the Closing Price for any Trading Day will be the mean, as determined by the Calculation Agent, of the bid prices for such Basket Stock (or any such other security) for such Trading Day obtained from as many recognized dealers in such security, but not exceeding three, as will make such bid prices available to the Calculation Agent. Bids of Morgan Stanley & Co. LLC and its successors (“MS & Co.”) or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the bids obtained. If no bid prices are provided from any third-party dealers, the Closing Price and Multiplier for such Basket Stock will be determined by the Calculation Agent in its sole and absolute discretion (acting in good faith) taking into account any information that it deems relevant. The term “OTC Bulletin Board Service” will include any successor service thereto or, if applicable, the OTC Reporting Facility operated by FINRA. See “—Adjustments to the Adjustment Factors” below.

Adjustment Factor  With respect to each Basket Stock, 1.0, subject to adjustment in the event of certain corporate events affecting such Basket Stock. See “—Adjustments to the Adjustment Factors” below.

Trading Day  With respect to any Basket Stock, a day, as determined by the Calculation Agent, on which trading is generally conducted on the New York Stock Exchange (“NYSE”), the Nasdaq, the Chicago Mercantile Exchange and the Chicago Board of Options Exchange and in the over-the-counter market for equity securities in the United States.

Senior Note or Subordinated Note  Senior

Trustee  The Bank of New York Mellon

Agent  MS & Co.

Calculation Agent  MS & Co. and its successors

All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on investors in the Securities, the Trustee and the Issuer.

All calculations with respect to the Payment at Maturity, if any, will be rounded to the nearest one billionth, with five ten-billionths rounded upward (e.g., .9876543215 would be rounded to .987654322); all dollar amounts related to determination of the amount of cash payable per Security, if any, will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts, if any, paid on the aggregate number of Securities will be rounded to the nearest cent, with one-half cent rounded upward.

Because the Calculation Agent is our affiliate, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an investor in the Securities, including with respect to certain determinations and judgments that the Calculation Agent must make in determining the Basket Value, what adjustments should be made, if any, to the Multiplier with respect to a Basket Stock or whether a Market Disruption Event has occurred. See “Market Disruption Event” and “Adjustments to the Adjustment Factors” below. MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Market Disruption Event  “Market Disruption Event” means, with respect to any Basket Stock:

(i) the occurrence or existence of any of:

(a) a suspension, absence or material limitation of trading of such Basket Stock on the primary market for such Basket Stock for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session in such market, or

(b) a breakdown or failure in the price and trade reporting systems of the primary market for such Basket Stock as a result of which the reported trading prices for such Basket Stock during the last one-half hour preceding the close of the principal trading session in such market are materially inaccurate, or

(c) the suspension, absence or material limitation of trading on the primary market for trading in options contracts related to such Basket Stock, if available, during the one-half hour period preceding the close of the principal trading session in the applicable market, in each case as determined by the Calculation Agent in its sole discretion; and

(ii) a determination by the Calculation Agent in its sole discretion that any event described in clause (i) above materially interfered with our ability or the ability of any of our affiliates to unwind or adjust all or a material portion of the hedge position in such Basket Stock with respect to the Securities.

For the purpose of determining whether a Market Disruption Event has occurred: (1) a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange or market, (2) a decision to permanently discontinue trading in the relevant futures contract or options contract or exchange traded fund will not constitute a Market Disruption Event, (3) a suspension of trading in options contracts on any Basket Stock by the primary securities market trading in such options, if available, by reason of (a) a price change exceeding limits set by such securities exchange or market, (b) an imbalance of orders relating to such contracts or (c) a disparity in bid and ask quotes relating to such contracts will constitute a suspension, absence or material limitation of trading in options contracts related to such Basket Stock and (4) a suspension, absence or material limitation of trading on the primary securities market on which options contracts related to any Basket Stock are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

Relevant Exchange  Relevant Exchange means the primary exchange or market of trading for any Basket Stock.

Alternate Exchange Calculation

in Case of an Event of Default  If an Event of Default with respect to the Securities shall have occurred and be continuing, the amount declared due and payable upon any acceleration of the Securities (the “Acceleration Amount”) will be an amount, determined by the Calculation Agent in its sole discretion, that is equal to the cost of having a Qualified Financial Institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to the Securities as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the Securities. That cost will equal:

●the lowest amount that a Qualified Financial Institution would charge to effect this assumption or undertaking, plus

●the reasonable expenses, including reasonable attorneys’ fees, incurred by the holders of the Securities in preparing any documentation necessary for this assumption or undertaking.

During the Default Quotation Period for the Securities, which we describe below, the holders of the Securities and/or we may request a Qualified Financial Institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest—or, if there is only one, the only—quotation obtained, and as to which notice is so given, during the Default Quotation Period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the Qualified Financial Institution providing the quotation and notify the other party in writing of those grounds within two Business Days after the last day of the Default Quotation Period, in which case that quotation will be disregarded in determining the Acceleration Amount.

Notwithstanding the foregoing, if a voluntary or involuntary liquidation, bankruptcy or insolvency of, or any analogous proceeding is filed with respect to MSFL or Morgan Stanley, then depending on applicable bankruptcy law, your claim may be limited to an amount that could be less than the Acceleration Amount.

If the maturity of the Securities is accelerated because of an Event of Default as described above, we will, or will cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to The Depository Trust Company of the Acceleration Amount and the aggregate cash amount due, if any, with respect to the Securities as promptly as possible and in no event later than two Business Days after the date of such acceleration.

Default Quotation Period

The Default Quotation Period is the period beginning on the day the Acceleration Amount first becomes due and ending on the third Business Day after that day, unless:

●no quotation of the kind referred to above is obtained, or

●every quotation of that kind obtained is objected to within five Business Days after the due date as described above.

If either of these two events occurs, the Default Quotation Period will continue until the third Business Day after the first Business Day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five Business Days after that first Business Day, however, the Default Quotation Period will continue as described in the prior sentence and this sentence.

In any event, if the Default Quotation Period and the subsequent two Business Day objection period have not ended before the Final Determination Date, then the Acceleration Amount will equal the principal amount of the Securities.

Qualified Financial Institutions

For the purpose of determining the Acceleration Amount at any time, a Qualified Financial Institution must be a financial institution organized under the laws of any jurisdiction in the United States or Europe, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

●A-2 or higher by Standard & Poor’s Ratings Services or any successor, or any other comparable rating then used by that rating agency, or

●P-2 or higher by Moody’s Investors Service or any successor, or any other comparable rating then used by that rating agency.

Issuer Notices to Registered Security

Holders, the Trustee and the Depositary  In the event that the Maturity Date is postponed due to postponement of the Final Determination Date, the Issuer shall give notice of such postponement and, once it has been determined, of the date to which the Maturity Date has been rescheduled (i) to each registered holder of the Securities by mailing notice of such postponement by first class mail, postage prepaid, to such registered holder’s last address as it shall appear upon the registry books, (ii) to the Trustee by facsimile, confirmed by mailing such notice to the Trustee by first class mail, postage prepaid, at its New York office and (iii) to The Depository Trust Company (the “depositary”) by telephone or facsimile confirmed by mailing such notice to the depositary by first class mail, postage prepaid. Any notice that is mailed to a registered holder of the Securities in the manner herein provided shall be conclusively presumed to have been duly given to such registered holder, whether or not such registered holder receives the notice. The Issuer shall give such notice as promptly as possible, and in no case later than (i) with respect to notice of postponement of the Maturity Date, the Business Day immediately preceding the scheduled Maturity Date, and (ii) with respect to notice of the date to which the Maturity Date has been rescheduled, the Business Day immediately following the final Determination Date as postponed.

In the event that the Securities are subject to Early Redemption, the issuer shall, (i) on the Business Day following the applicable Determination Date, give notice of the Early Redemption and the Early Redemption Payment, including specifying the payment date of the amount due upon the Early Redemption, (x) to each registered holder of the Securities by mailing notice of such Early Redemption by first class mail, postage prepaid, to such registered holder’s last address as it shall appear upon the registry books, (y) to the trustee by facsimile confirmed by mailing such notice to the trustee by first class mail, postage prepaid, at its New York office and (z) to the depositary by telephone or facsimile confirmed by mailing such notice to the depositary by first class mail, postage prepaid, and (ii) on or prior to the Early Redemption Date, deliver the aggregate cash amount due with respect to the securities to the Trustee for delivery to the depositary, as holder of the Securities.

Any notice that is mailed to a registered holder of the Securities in the manner herein provided shall be conclusively presumed to have been duly given to such registered holder, whether or not such registered holder receives the notice. This notice shall be given by the Issuer or, at the Issuer’s request, by the Trustee in the name and at the expense of the Issuer, with any such request to be accompanied by a copy of the notice to be given.

The Issuer shall, or shall cause the Calculation Agent to, (i) provide written notice to the Trustee, on which notice the Trustee may conclusively rely, and to the depositary of the amount of cash, if any, to be delivered with respect to the Securities, on or prior to 10:30 a.m. (New York City time) on the Business Day preceding the Maturity Date, and (ii) deliver the aggregate cash amount due with respect to the securities, if any, to the Trustee for delivery to the depositary, as holder of the Securities, on the Maturity Date.

Adjustments to the Adjustment Factors  The Adjustment Factor with respect to a Basket Stock will be adjusted as follows:

1. If a Basket Stock is subject to a stock split or reverse stock split, then once such split has become effective, the Adjustment Factor for such Basket Stock will be adjusted to equal the product of the prior Adjustment Factor for such Basket Stock and the number of shares issued in such stock split or reverse stock split with respect to one share of such Basket Stock.

2. If a Basket Stock is subject (i) to a stock dividend (issuance of additional shares of such Basket Stock) that is given ratably to all holders of shares of such Basket Stock or (ii) to a distribution of such Basket Stock as a result of the triggering of any provision of the corporate charter of the issuer of such Basket Stock, then once the dividend has become effective and such Basket Stock is trading ex-dividend, the Adjustment Factor for such Basket Stock will be adjusted so that the new Adjustment Factor for such Basket Stock will equal the prior Adjustment Factor for such Basket Stock plus the product of (i) the number of shares issued with respect to one share of such Basket Stock and (ii) the prior Adjustment Factor for such Basket Stock.

3. If the issuer of a Basket Stock issues rights or warrants to all holders of a Basket Stock to subscribe for or purchase such Basket Stock at an exercise price per share less than the Closing Price of such Basket Stock on both (i) the date the exercise price of such rights or warrants is determined and (ii) the expiration date of such rights or warrants, and if the expiration date of such rights or warrants precedes the maturity of the Securities, then the Adjustment Factor for such Basket Stock will be adjusted to equal the product of the prior Adjustment Factor for such Basket Stock and a fraction, the numerator of which will be the number of shares of such Basket Stock outstanding immediately prior to the issuance of such rights or warrants plus the number of additional shares of such Basket Stock offered for subscription or purchase pursuant to such rights or warrants and the denominator of which will be the number of shares of such Basket Stock outstanding immediately prior to the issuance of such rights or warrants plus the number of additional shares of such Basket Stock which the aggregate offering price of the total number of shares of such Basket Stock so offered for subscription or purchase pursuant to such rights or warrants would purchase at the Closing Price on the expiration date of such rights or warrants, which will be determined by multiplying such total number of shares offered by the exercise price of such rights or warrants and dividing the product so obtained by such Closing Price.

4. There will be no required adjustments to an Adjustment Factor to reflect cash dividends or other distributions paid with respect to a Basket Stock other than distributions described in paragraph 2, paragraph 3 and clauses (i), (iv) and (v) of the first sentence of paragraph 5 and Extraordinary Dividends as described below. A cash dividend or other distribution with respect to any Basket Stock will be deemed to be an “Extraordinary Dividend” if such cash dividend or distribution exceeds the immediately preceding non-Extraordinary Dividend for such Basket Stock by an amount equal to at least 10% of the Closing Price of such Basket Stock (as adjusted for any subsequent corporate event requiring an adjustment hereunder, such as a stock split or reverse stock split) on the Trading Day preceding the ex-dividend date (that is, the day on and after which transactions in such Basket Stock on the primary U.S. organized securities exchange or trading system on which such Basket Stock is traded or trading system no longer carry the right to receive that cash dividend or that cash distribution) for the payment of such Extraordinary Dividend (such Closing Price, the “Base Closing Price”). Subject to the following sentence, if an Extraordinary Dividend occurs with respect to any Basket Stock, the Adjustment Factor with respect to such Basket Stock will be adjusted on the ex-dividend date with respect to such Extraordinary Dividend so that the new Adjustment Factor will equal the product of (i) the then current Adjustment Factor and (ii) a fraction, the numerator of which is the Base Closing Price, and the denominator of which is the amount by which the Base Closing Price exceeds the Extraordinary Dividend Amount. If any Extraordinary Dividend Amount is at least 35% of the Base Closing Price, then, instead of adjusting the Adjustment Factor of such Affected Basket Stock (as defined below), the Basket Value will be determined as described in paragraph 5 below, and the Extraordinary Dividend will be allocated equally among the Unaffected Basket Stocks as described in clause (c)(ii) of paragraph 5 below. The “Extraordinary Dividend Amount” with respect to an Extraordinary Dividend for any Basket Stock will equal (i) in the case of cash dividends or other distributions that constitute regular dividends, the amount per share of such Extraordinary Dividend minus the amount per share of the immediately preceding non-Extraordinary Dividend for such Basket Stock or (ii) in the case of cash dividends or other distributions that do not constitute regular dividends, the amount per share of such

Extraordinary Dividend. The value of the non-cash component of an Extraordinary Dividend will be determined on the ex-dividend date for such distribution by the Calculation Agent, whose determination will be conclusive in the absence of manifest error. A distribution on any Basket Stock described in clause (i), (iv) or (v) of the first sentence of paragraph 5 below will cause an adjustment to the Adjustment Factor pursuant only to clause (i), (iv) or (v) of the first sentence of paragraph 5, as applicable.

5. Any of the following will constitute a Reorganization Event: (i) a Basket Stock is reclassified or changed, including, without limitation, as a result of the issuance of any tracking stock by the issuer of such Basket Stock, (ii) the issuer of a Basket Stock or any surviving entity or subsequent surviving entity of the issuer of such Basket Stock (an “Issuer Successor”) has been subject to any merger, combination or consolidation and is not the surviving entity, (iii) the issuer of a Basket Stock or any Issuer Successor completes a statutory exchange of securities with another corporation (other than pursuant to clause (ii) above), (iv) the issuer of a Basket Stock is liquidated, (v) the issuer of a Basket Stock issues to all of its shareholders equity securities of an issuer other than the issuer of such Basket Stock (other than in a transaction described in clause (ii), (iii) or (iv) above) (a “Spinoff Stock”) or (vi) the issuer of a Basket Stock or any Issuer Successor is the subject of a tender or exchange offer or going-private transaction on all of the outstanding shares of such Basket Stock. If any Reorganization Event occurs, in each case as a result of which the holders of a Basket Stock receive any equity security listed on a national securities exchange (a “Marketable Security”), other securities or other property, assets or cash (collectively, “Exchange Property”), the Adjustment Factor for such Basket Stock and/or any for any New Stock (as defined below) on any Determination Date (or, if applicable, in the case of Spinoff Stock, the ex-dividend date for the distribution of such Spinoff Stock) will be determined in accordance with the following:

(a) if such Basket Stock continues to be outstanding (if applicable, as reclassified upon the issuance of any tracking stock), the Adjustment Factor in effect on such Determination Date (taking into account any adjustments for any distributions described under clause (c)(i) below); and

(b) for each Marketable Security received in such Reorganization Event (each a “New Stock”), including the issuance of any tracking stock or Spinoff Stock or the receipt of any stock received in exchange for such Basket Stock, the number of shares of the New Stock received with respect to one share of the Basket Stock multiplied by the Adjustment Factor in effect for such Basket Stock on the Trading Day immediately prior to the effective date of the Reorganization Event (the “New Stock Adjustment Factor”), as adjusted to such Determination Date (taking into account any adjustments for distributions described under clause (c)(i) below); and

(c) for any cash and any other property or securities other than Marketable Securities received in such Reorganization Event (the “Non-Stock Exchange Property”),

(i) if the combined value of the amount of Non-Stock Exchange Property received per share of such Basket Stock, as determined by the Calculation Agent in its sole discretion on the effective date of such Reorganization Event (the “Non-Stock Exchange Property Value”), by holders of the Basket Stock is less than 25% of the Closing Price of the Basket Stock on the Trading Day immediately prior to the effective date of the Reorganization Event, a number of shares of the Basket Stock, if applicable, and of any New Stock received in connection with such Reorganization Event, if applicable, with respective values in proportion to the relative Closing Prices of the Basket Stock and any such New Stock, and with an aggregate value equal to the Non-Stock Exchange Property Value multiplied by the Adjustment Factor in effect for such Basket Stock on the Trading Day immediately prior to the effective date of the Reorganization Event, based on such Closing Prices, in each case as determined by the Calculation Agent in its sole discretion, on the effective date of such Reorganization Event; and the number of such shares of the Basket Stock or any New Stock determined in accordance with this clause (c)(i) will be added at the time of such adjustment to the Adjustment Factor in subparagraph (a) above and/or the New Stock Adjustment Factor in subparagraph (b) above, as applicable, or

(ii) if the Non-Stock Exchange Property Value is equal to or exceeds 25% of the Closing Price of such Basket Stock on the Trading Day immediately prior to the effective date of the Reorganization Event or, if the Basket Stock is surrendered exclusively for Non-Stock Exchange Property (in each case, a “Reference Basket Event”), the Adjustment Factor of each Basket Stock (each an “Unaffected Basket Stock”) other than the Basket Stock affected by such Reference Basket Event (the “Affected Basket Stock”) will equal (A) the then current Adjustment Factor for such Unaffected Basket Stock plus (B) (i) the amount of cash received per share of the Affected Basket Stock multiplied by the applicable Adjustment Factor for such Affected Basket Stock on the date of such Reference Basket Event multiplied by (ii) a fraction, the numerator of which is the Adjustment Factor of such Unaffected Basket Stock as of the Trading Day immediately following the day on which a holder of the Affected Basket Stock receives such cash and the denominator of which is the sum of the products of the Closing Price of each of the Unaffected Basket Stocks and the corresponding Adjustment Factor of such Unaffected Basket Stock, each determined by the Calculation Agent on such Trading Day.

Following the allocation of any Extraordinary Dividend to the Unaffected Basket Stocks pursuant to paragraph 4 above or any Reorganization Event described in paragraph 5, the Basket Value on the applicable Determination Date determined by the Calculation Agent will be an amount equal to the sum of:

(x) if applicable, the Closing Price of each Basket Stock multiplied by the Adjustment Factor then in effect for such Basket Stock; and

(y) if applicable, the Closing Price of each New Stock multiplied by the New Stock Adjustment Factor then in effect for such New Stock.

For purposes of paragraph 5 above, in the case of a consummated tender or exchange offer or going-private transaction involving Exchange Property of a particular type, Exchange Property will be deemed to include the amount of cash or other property paid by the offeror in the tender or exchange offer with respect to such Exchange Property (in an amount determined on the basis of the rate of exchange in such tender or exchange offer or going-private transaction). In the event of a tender or exchange offer or a going-private transaction with respect to Exchange Property in which an offeree may elect to receive cash or other property, Exchange Property will be deemed to include the kind and amount of cash and other property received by offerees who elect to receive cash.

Following the occurrence of any Reorganization Event referred to in paragraphs 4 or 5 above, (i) references to “Basket Stock” under “—Closing Price” and “—Market Disruption Event” will be deemed to also refer to any New Stock, and (ii) all other references in this pricing supplement to “Basket Stock” will be deemed to refer to any New Stock and references to a “share” or “shares” of a Basket Stock will be deemed to refer to the applicable unit or units of such Exchange Property, including any New Stock, unless the context otherwise requires. The New Stock Adjustment Factor(s) resulting from any Reorganization Event described in paragraph 5 above or similar adjustment under paragraph 4 above will be subject to the adjustments set forth in paragraphs 1 through 5 hereof.

If a Closing Price for a Basket Stock is no longer available for a Basket Stock for whatever reason, including the liquidation of the issuer of such Basket Stock or the subjection of the issuer to a proceeding under any applicable bankruptcy, insolvency or other similar law and a Closing Price is not determined pursuant to adjustments made under paragraph 5 above, then the value of such Basket Stock will equal zero for so long as no Closing Price is available. There will be no substitution for any such Basket Stock.

No adjustment to any Adjustment Factor for any Basket Stock (including for this purpose, any New Stock Adjustment Factor) will be required unless such adjustment would require a change of at least .1% in the Adjustment Factor of such Basket Stock then in effect. The Adjustment Factor resulting from any of the adjustments specified above will be rounded to the nearest one billionth, with five ten-billionths rounded upward. Adjustments to the Adjustment Factors will be made up to and including the Final Determination Date.

No adjustments to the Adjustment Factor for any Basket Stock or method of calculating the Adjustment Factor will be required other than those specified above. The adjustments specified above do not cover all of the events that could affect the Closing Price of a Basket Stock, including, without limitation, a partial tender or exchange offer for a Basket Stock.

The Calculation Agent will be solely responsible for the determination and calculation of any adjustments to any Adjustment Factor for a Basket Stock, any New Stock Adjustment Factor or method of calculating the Non-Stock Exchange Property Value and of any related determinations and calculations with respect to any distributions of stock, other securities or other property or assets (including cash) in connection with any corporate event described in paragraphs 1 through 5 above, and its determinations and calculations with respect thereto will be conclusive in the absence of manifest error.

The Calculation Agent will provide information as to any adjustments to any Adjustment Factor, or to the method of calculating the Basket Value made pursuant to paragraph 5 above, upon written request by any investor in the Securities.

ADDITIONAL INFORMATION ABOUT THE SECURITIES

Listing  The Securities will not be listed on any securities exchange.

Minimum Ticketing Size  $1,000 / 1 Security

Book Entry Note or Certificated Note  Book Entry. The securities will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, DTC and will be registered in the name of a nominee of DTC. DTC’s nominee will be the only registered holder of the Securities. Your beneficial interest in the Securities will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in DTC. In this pricing supplement, all references to actions taken by “you” or to be taken by “you” refer to actions taken or to be taken by DTC and its participants acting on your behalf, and all references to payments or notices to you will mean payments or notices to DTC, as the registered holder of the Securities, for distribution to participants in accordance with DTC’s procedures. For more information regarding DTC and book entry securities, please read “Forms of Securities—The Depositary” and “Forms of Securities—Global Securities—Registered Global Securities” in the accompanying prospectus.

Basket Stocks; Public Information  For information on each of the Basket Stocks, please see Annex A.

The issuers of the Basket Stocks are registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Companies with securities registered under the Exchange Act are required to file periodically certain financial and other information specified by the Securities and Exchange Commission (the “Commission”). Information provided to or filed with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1580, 100 F Street, N.E., Washington, D.C. 20549, and copies of such material can be obtained from the Public Reference Section of the Commission, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. In addition, information provided to or filed with the Commission electronically can be accessed through a website maintained by the Commission. The address of the Commission’s website is.www.sec.gov. Information provided to or filed with the Commission by each of the issuers of the Basket Stocks pursuant to the Exchange Act can be located by reference to its respective Commission file number, set forth in Annex A. In addition, information regarding the issuers of the Basket Stocks may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. We make no representation or warranty as to the accuracy or completeness of such information.

This pricing supplement relates only to the Securities offered hereby and does not relate to the Basket Stocks or other securities of the issuers of the Basket Stocks. We have derived all disclosures contained in this pricing supplement regarding the issuers of the Basket Stocks from the publicly available documents described in the preceding paragraph. In connection with the offering of the Securities, neither we nor the Agent has participated in the preparation of such documents or made any due diligence inquiry with respect to the issuers of the Basket Stocks in connection with the offering of the Securities. Neither we nor the Agent makes any representation that such publicly available documents are or any other publicly available information regarding the issuers of the Basket Stocks is accurate or complete. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraphs) that would affect the Closing Prices of the Basket Stocks have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning the issuers of the Basket Stocks could affect the value received at maturity with respect to the Securities and therefore the value of the Securities.

Neither we nor any of our affiliates makes any representation to you as to the performance of any of the Basket Stocks or the Basket as a whole.

We and/or our affiliates may presently or from time to time engage in business with the issuers of the Basket Stocks, including extending loans to, or making equity investments in, the issuers of the Basket Stocks or providing advisory services to the issuers of the Basket Stocks, including merger and acquisition advisory services. In the course of such business, we and/or our affiliates may acquire non-public information with respect to the issuers of the Basket Stocks, and neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, one or more of our affiliates may publish research reports with respect to the issuers of the Basket Stocks, and these reports may or may not recommend that investors buy or hold the Basket Stocks. The statements in the preceding two sentences are not intended to affect the rights of investors in the Securities under the securities laws. As a prospective purchaser of the Securities, you should undertake an independent investigation of the issuers of the Basket Stocks as in your judgment is appropriate to make an informed decision with respect to an investment linked to the Basket Stocks.

Historical Information  For further information on each of the Basket Stocks, please see Annex A to this Pricing Supplement, which shows historical Closing Prices for each of the Basket Stocks for each calendar quarter in the period from January 1, 2022 through February 4, 2025. We obtained the information in the tables included in Annex A from Bloomberg Financial Markets, without independent verification.

Use of Proceeds and Hedging  The proceeds we receive from the sale of the Securities will be used for general corporate purposes. We will receive, in aggregate, $1,000 per Security issued, because, when we enter into hedging transactions in order to meet our obligations under the Securities, our hedging counterparty will reimburse the cost of the Agent’s commissions. The costs of the Securities borne by you and described beginning on PS-2 above comprise the Agent’s commissions and the cost of issuing, structuring and hedging the Securities. See also “Use of Proceeds” in the accompanying prospectus.

On or prior to the Pricing Date, we expect to hedge our anticipated exposure in connection with the Securities, by entering into hedging transactions with our affiliates and/or third-party dealers. We expect our hedging counterparties to take positions in the Basket Stocks or in options contracts on the Basket Stocks that are listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging. Such purchase activity could potentially increase the Initial Share Prices of the Basket Stocks, and, therefore, could increase the prices at or above which the Basket Stocks must close on the Determination Dates so that you do not suffer a significant loss on your initial investment in the Securities. In addition, through our affiliates, we are likely to modify our hedge position throughout the term of the Securities by purchasing and selling Basket Stocks, futures or options contracts on the Basket Stocks that are listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities, including by selling any such securities or instruments on any Determination Date. As a result, these entities may be unwinding or adjusting hedge positions during the term of the Securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the Final Determination Date approaches. We cannot give any assurance that our hedging activities will not affect the value of the Basket Stocks and, therefore, adversely affect the value of the Securities and the Payment at Maturity.

Supplemental Information Concerning

Plan of Distribution; Conflicts of Interest  MS & Co. expects to sell all of the Securities that it purchases from us to an unaffiliated dealer at a price of $ per Security, for further sale to certain fee-based advisory accounts at the price to public of $1,000 per Security. MS & Co. will not receive a sales commission with respect to the Securities.

MS & Co. is an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley, and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the Securities. When MS & Co. prices this offering of Securities, it will determine the economic terms of the Securities such that for each Security the estimated value on the Pricing Date will be no lower than the minimum level described in “Summary of Pricing Supplement” beginning on PS-2.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.

In order to facilitate the offering of the Securities, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Securities. Specifically, the Agent may sell more Securities than it is obligated to purchase in connection with the offering, creating a naked short position in the Securities for its own account. The Agent must close out any naked short position by purchasing the Securities in the open market after the offering. A naked short position in the Securities is more likely to be created if the Agent is concerned that there may be downward pressure on the price of the Securities in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the Agent may bid for, and purchase, Securities in the open market to stabilize the price of the Securities. Any of these activities may raise or maintain the market price of the Securities above independent market prices or prevent or retard a decline in the market price of the Securities. The Agent is not required to engage in these activities, and may end any of these activities at any time. An affiliate of the Agent has entered into a hedging transaction in connection with this offering of the Securities. See “—Use of Proceeds and Hedging” above.

Tax Considerations Prospective investors should note that the discussion under the section called “United States Federal Taxation” in the accompanying prospectus supplement does not apply to the Securities issued under this document and is superseded by the following discussion.

The following is a general discussion of the material U.S. federal income tax consequences and certain estate tax consequences of the ownership and disposition of the Securities. This discussion applies only to investors in the Securities who:

●purchase the Securities in the original offering; and

●hold the Securities as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

●certain financial institutions;

●insurance companies;

●dealers and certain traders in securities or commodities;

●investors holding the Securities as part of a “straddle,” wash sale, conversion transaction, integrated transaction or constructive sale transaction;

●U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

●partnerships or other entities classified as partnerships for U.S. federal income tax purposes;

●regulated investment companies;

●real estate investment trusts; or

●tax-exempt entities, including “individual retirement accounts” or “Roth IRAs” as defined in Section 408 or 408A of the Code, respectively.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds the Securities, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you are a partnership holding the Securities or a partner in such a partnership, you should consult your tax adviser as to the particular U.S. federal tax consequences of holding and disposing of the Securities to you.

In addition, we will not attempt to ascertain whether any issuer of any shares to which a Security relates (such shares hereafter referred to as “Underlying Shares”) is treated as a “U.S. real property holding corporation” (“USRPHC”) within the meaning of Section 897 of the Code. If any issuer of Underlying Shares were so treated, certain adverse U.S. federal income tax consequences might apply to a Non-U.S. Holder (as defined below) upon the sale, exchange or settlement of the Securities. You should refer to information filed with the Securities and Exchange Commission or other governmental authorities by the issuers of the Underlying Shares and consult your tax adviser regarding the possible consequences to you if any issuer is or becomes a USRPHC.

As the law applicable to the U.S. federal income taxation of instruments such as the Securities is technical and complex, the discussion below necessarily represents only a general summary. Moreover, the effect of any applicable state, local or non-U.S. tax laws is not discussed, nor are any alternative minimum tax consequences or consequences resulting from the Medicare tax on investment income.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date of this document, changes to any of which subsequent to the date hereof may affect the tax consequences described herein. Persons considering the purchase of the Securities should consult their tax advisers with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

General

Although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the Securities due to the lack of governing authority, in the opinion of our counsel, under current law, and based on current market conditions, a Security should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes. However, because our counsel’s opinion is based in part on market conditions as of the date of this document, it is subject to confirmation on the pricing date.

Due to the absence of statutory, judicial or administrative authorities that directly address the treatment of the Securities or instruments that are similar to the Securities for U.S. federal income tax purposes, no assurance can be given that the Internal Revenue Service (the “IRS”) or a court will agree with the tax treatment described herein. Accordingly, you should consult your tax adviser regarding all aspects of the U.S. federal tax consequences of an investment in the Securities (including possible alternative treatments of the Securities). Unless otherwise stated, the following discussion is based on the treatment of the Securities as described in the previous paragraph.

Tax Consequences to U.S. Holders

This section applies to you only if you are a U.S. Holder. As used herein, the term “U.S. Holder” means a beneficial owner of a Security that is, for U.S. federal income tax purposes:

●a citizen or individual resident of the United States;

●a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

●an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Tax Treatment of the Securities

Assuming the treatment of the Securities as set forth above is respected, the following U.S. federal income tax consequences should result.

Tax Treatment Prior to Settlement. A U.S. Holder should not be required to recognize taxable income over the term of the Securities prior to settlement, other than pursuant to a sale or exchange as described below.

 Tax Basis. A U.S. Holder’s tax basis in the Securities should equal the amount paid by the U.S. Holder to acquire the Securities.

 Sale, Exchange or Settlement of the Securities. Upon a sale, exchange or settlement of the Securities, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized on the sale, exchange or settlement and the U.S. Holder’s tax basis in the Securities sold, exchanged or settled. Any gain or loss recognized upon the sale, exchange or settlement of the

Securities should be long-term capital gain or loss if the U.S. Holder has held the Securities for more than one year at such time, and short-term capital gain or loss otherwise.

Possible Alternative Tax Treatments of an Investment in the Securities

Due to the absence of authorities that directly address the proper tax treatment of the Securities, no assurance can be given that the IRS will accept, or that a court will uphold, the treatment described above. In particular, the IRS could seek to analyze the U.S. federal income tax consequences of owning the Securities under Treasury regulations governing contingent payment debt instruments (the “Contingent Debt Regulations”). If the IRS were successful in asserting that the Contingent Debt Regulations applied to the Securities, the timing and character of income thereon would be significantly affected. Among other things, a U.S. Holder would be required to accrue into income original issue discount on the Securities every year at a “comparable yield” determined at the time of their issuance, adjusted upward or downward to reflect the difference, if any, between the actual and the projected amount of the contingent payment on the Securities. Furthermore, any gain realized by a U.S. Holder at maturity or upon a sale, exchange or other disposition of the Securities would generally be treated as ordinary income, and any loss realized would be treated as ordinary loss to the extent of the U.S. Holder’s prior accruals of original issue discount and as capital loss thereafter. The risk that financial instruments providing for buffers, triggers or similar downside protection features, such as the Securities, would be recharacterized as debt is greater than the risk of recharacterization for comparable financial instruments that do not have such features.

Other alternative federal income tax treatments of the Securities are also possible, which, if applied, could significantly affect the timing and character of the income or loss with respect to the Securities. In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect. U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Securities, including possible alternative treatments and the issues presented by this notice.

Backup Withholding and Information Reporting

Backup withholding may apply in respect of the payment on the Securities at maturity and the payment of proceeds from a sale, exchange or other disposition of the Securities, unless a U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number and otherwise complies with applicable requirements of the backup withholding rules. The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS. In addition, information returns may be filed with the IRS in connection with the payment on the Securities and the payment of proceeds from a sale, exchange or other disposition of the Securities, unless the U.S. Holder provides proof of an applicable exemption from the information reporting rules.

Tax Consequences to Non-U.S. Holders

This section applies to you only if you are a Non-U.S. Holder. As used herein, the term “Non-U.S. Holder” means a beneficial owner of a Security that is, for U.S. federal income tax purposes:

●an individual who is classified as a nonresident alien;

●a foreign corporation; or

●a foreign estate or trust.

The term “Non-U.S. Holder” does not include any of the following holders:

●a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes;

●certain former citizens or residents of the United States; or

●a holder for whom income or gain in respect of the Securities is effectively connected with the conduct of a trade or business in the United States.

Such holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Securities.

Tax Treatment upon Sale, Exchange or Settlement of the Securities

In general. Assuming the treatment of the Securities as set forth above is respected, and subject to the discussions below concerning backup withholding and the possible application of Section 871(m) of the Code and the discussion above concerning the possible application of Section 897 of the Code, a Non-U.S. Holder of the Securities generally will not be subject to U.S. federal income or withholding tax in respect of amounts paid to the Non-U.S. Holder.

Subject to the discussions regarding the possible application of Sections 871(m) and 897 of the Code and FATCA, if all or any portion of a Security were recharacterized as a debt instrument, any payment made to a Non-U.S. Holder with respect to the Securities would not be subject to U.S. federal withholding tax, provided that:

●the Non-U.S. Holder does not own, directly or by attribution, ten percent or more of the total combined voting power of all classes of Morgan Stanley stock entitled to vote;

●the Non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to Morgan Stanley through stock ownership;

●the Non-U.S. Holder is not a bank receiving interest under Section 881(c)(3)(A) of the Code, and

●the certification requirement described below has been fulfilled with respect to the beneficial owner.

Certification Requirement. The certification requirement referred to in the preceding paragraph will be fulfilled if the beneficial owner of a Security (or a financial institution holding a Security on behalf of the beneficial owner) furnishes to the applicable withholding agent an IRS Form W-8BEN (or other appropriate form) on which the beneficial owner certifies under penalties of perjury that it is not a U.S. person.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Among the issues addressed in the notice is the degree, if any, to which any income with respect to instruments such as the Securities should be subject to U.S. withholding tax. It is possible that any Treasury regulations or other guidance promulgated after consideration of this issue could materially and adversely affect the withholding tax consequences of ownership and disposition of the Securities, possibly on a retroactive basis. Non-U.S. Holders should note that we currently do not intend to withhold on any payment made with respect to the Securities to Non-U.S. Holders (subject to compliance by such holders with the certification requirement described above and to the discussions below regarding Sections 871(m) and 897 of the Code and FATCA). However, in the event of a change of law or any formal or informal guidance by the IRS, the U.S. Treasury Department or Congress, we may decide to withhold on payments made with respect to the Securities to Non-U.S. Holders, and we will not be required to pay any additional amounts with respect to amounts withheld.

Accordingly, Non-U.S. Holders should consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the Securities, including the possible implications of the notice referred to above.

Section 871(m) Withholding Tax on Dividend Equivalents

Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% (or a lower applicable treaty rate) withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities (each, an “Underlying Security”). Subject to certain exceptions, Section 871(m) generally applies to securities that substantially replicate the economic performance of one or more Underlying Securities, as determined based on tests set forth in the applicable Treasury regulations (a “Specified Security”). However, pursuant to an IRS notice, Section 871(m) will not apply to securities issued before January 1, 2027 that do not have a delta of one with respect to any Underlying Security. Based on the terms of the Securities and current market conditions, we expect that the Securities will not have a delta of one with respect to any Underlying Security on the pricing date. However, we will provide an updated determination in the final pricing supplement. Assuming that the Securities do not have a delta of one with respect to any Underlying Security, our counsel is of the opinion that the Securities should not be Specified Securities and, therefore, should not be subject to Section 871(m).

Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If Section 871(m) withholding is required, we will not be required to pay any additional amounts with respect to the amounts so withheld. You should consult your tax adviser regarding the potential application of Section 871(m) to the Securities.

U.S. Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty exemption, the Securities may be treated as U.S.-situs property subject to U.S. federal estate tax. Prospective investors that are non-U.S. individuals, or are entities of the type described above, should consult their tax advisers regarding the U.S. federal estate tax consequences of an investment in the Securities.

Backup Withholding and Information Reporting

Information returns may be filed with the IRS in connection with the payment on the Securities at maturity as well as in connection with the payment of proceeds from a sale, exchange or other disposition of the Securities. A Non-U.S. Holder may be subject to backup withholding in respect of amounts paid to the Non-U.S. Holder, unless such Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person for U.S. federal income tax purposes or otherwise establishes an exemption. Compliance with the certification procedures described above under “―Tax Treatment upon Sale, Exchange or Settlement of the Securities – Certification Requirement” will satisfy the certification requirements necessary to avoid backup withholding as well. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

FATCA

Legislation commonly referred to as “FATCA” generally imposes a withholding tax of 30% on payments to certain non-U.S. entities (including financial intermediaries) with respect to certain financial instruments, unless various U.S. information reporting and due diligence requirements have been satisfied. An intergovernmental agreement between the United States and the non-U.S. entity’s jurisdiction may modify these requirements. FATCA generally applies to certain financial instruments that are treated as paying U.S.-source interest or other U.S.-source “fixed or determinable annual or periodical” income (“FDAP income”). If the Securities were recharacterized as debt instruments, FATCA would apply to any payment of amounts treated as interest and to payments of gross proceeds of the disposition (including upon retirement) of the Securities. However, under proposed regulations (the preamble to which specifies that taxpayers are permitted to rely on them pending finalization), no withholding will apply on payments of gross proceeds (other than amounts treated as FDAP income). If withholding were to apply to the Securities, we would not be required to pay any additional amounts with respect to amounts withheld. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the potential application of FATCA to the Securities.

The discussion in the preceding paragraphs under “United States Federal Taxation,” insofar as it purports to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal income tax consequences of an investment in the Securities.

Annex A

Price and Historical Information Available for Basket Stocks

The tables below set forth the published high and low Closing Prices of, as well as dividends on, each Basket Stock for each calendar quarter during 2022, 2023, 2024 and 2025 through February 4, 2025. We obtained the information in the tables below from Bloomberg Financial Markets without independent verification.

The graph below illustrates the performance of the Basket from January 1, 2020 through February 4, 2025, assuming the Basket Stocks are weighted as set forth herein and that the value of the Basket on January 1, 2020 was 100. The graph is based on information from Bloomberg, and illustrates the actual aggregate performance of the Basket Stocks and the effect of the offset and/or correlation among the Basket Stocks during the same period. You cannot predict the future performance of any of the Basket Stocks or of the Basket as a whole, or whether an increase in the price of any of the Basket Stocks will be offset by a decrease in the price of any of the other Basket Stocks, based on their historical performance.  Past performance of the Basket is not indicative of the future performance of the Basket.

The historical Closing Prices of the Basket Stocks may have been adjusted for stock splits and other corporate events. The historical performance of the Basket Stocks set out in the tables and graph below should not be taken as an indication of their future performance, and no assurance can be given as to the Basket Value on any of the Determination Dates. If the Securities are not automatically redeemed prior to maturity and if the Final Basket Value has declined to below the Downside Threshold Level, you will lose a significant portion or all of your initial investment at maturity. We cannot give you any assurance that the Securities will be redeemed prior to maturity, or that, if the Securities are not redeemed, the Final Basket Value will be at or above the Downside Threshold Level so that at maturity you will not lose a significant portion or all of your investment. The Basket Stocks may be, and each has recently been, volatile, and we can give you no assurance that the volatility will lessen.

Alphabet Inc. is a holding company that, through its subsidiaries (which include Google Inc.) provides web-based search, advertisements, maps, software applications, mobile operating systems, consumer consent, enterprise solutions, commerce and hardware products.  Its Securities and Exchange Commission file number is 001-37580.

			Amazon.com, Inc. offers electronic retail services to consumer customers, seller customers and developer customers. Its Securities and Exchange Commission file number is 000-22513.
Alphabet Inc.	High ($)	Low ($)	Dividends ($)	Amazon.com, Inc.	High ($)	Low ($)	Dividends ($)
(CUSIP 02079K305)				(CUSIP 023135106)
2022				2022
First Quarter	148.000	125.951	-	First Quarter	170.405	136.015	-
Second Quarter	142.972	105.805	-	Second Quarter	168.347	102.310	-
Third Quarter	122.08	95.65	-	Third Quarter	144.78	109.22	-
Fourth Quarter	104.48	83.43	-	Fourth Quarter	121.09	81.82	-
2023				2023
First Quarter	107.74	86.20	-	First Quarter	112.91	83.12	-
Second Quarter	127.31	103.71	-	Second Quarter	130.36	97.83	-
Third Quarter	138.21	116.45	-	Third Quarter	144.85	125.98	-
Fourth Quarter	141.52	122.17	-	Fourth Quarter	154.07	119.57	-
2024				2024
First Quarter	153.51	131.40	-	First Quarter	180.38	144.57	-
Second Quarter	185.41	150.53	0.20	Second Quarter	197.85	173.67	-
Third Quarter	191.18	148.66	0.20	Third Quarter	200.00	161.02	-
Fourth Quarter	196.66	161.86	0.20	Fourth Quarter	232.93	180.80	-
2025				2025
First Quarter (through February 4, 2025)	206.38	189.30	-	First Quarter (through February 4, 2025)	242.06	217.76	-

NVIDIA Corporation is a visual computing company. Its Securities and Exchange Commission file number is 000-23985.

Meta Platforms is a social media and technology company that enables people to connect and share with friends and family through mobile devices, personal computers, virtual reality headsets and in-home devices. Its Securities and Exchange Commission file number is 001-35551.

NVIDIA Corporation	High ($)	Low ($)	Dividends ($)	Meta Platforms	High ($)	Low ($)	Dividends ($)
(CUSIP 67066G104)				(CUSIP 30303M102)
2022				2022
First Quarter	30.121	21.330	0.004	First Quarter	338.54	186.63	-
Second Quarter	27.360	15.159	0.004	Second Quarter	233.89	155.85	-
Third Quarter	19.215	12.139	0.004	Third Quarter	183.17	134.40	-
Fourth Quarter	18.072	11.227	0.004	Fourth Quarter	140.28	88.91	-
2023				2023
First Quarter	27.777	14.265	0.004	First Quarter	211.94	124.74	-
Second Quarter	43.808	26.241	0.004	Second Quarter	288.73	207.55	-
Third Quarter	49.355	40.855	0.004	Third Quarter	325.48	283.25	-
Fourth Quarter	50.409	40.326	0.004	Fourth Quarter	358.32	288.35	-
2024				2024
First Quarter	95.002	47.569	0.004	First Quarter	512.19	344.47	0.50
Second Quarter	135.58	76.20	0.01	Second Quarter	527.34	430.17	0.50
Third Quarter	134.91	98.91	0.01	Third Quarter	572.44	453.41	0.50
Fourth Quarter	148.88	117.00	0.01	Fourth Quarter	632.68	554.08	0.50
2025				2025
First Quarter (through February 4, 2025)	149.43	116.66	-	First Quarter (through February 4, 2025)	704.19	585.51	-

Tesla, Inc. designs, manufactures and sells electric vehicles and energy storage systems, as well as installs, operates and maintains solar and energy storage products. Its Securities and Exchange Commission file number is 001-34756.

Apple Inc. designs, manufactures and markets smartphones, personal computers, tablets, wearables and accessories, and sells a variety of related services. Its Securities and Exchange Commission file number is 001-36743.

Tesla, Inc.	High ($)	Low ($)	Dividends ($)	Apple Inc.	High ($)	Low ($)	Dividends ($)
(CUSIP 88160R101)				(CUSIP 037833100)
2022				2022
First Quarter	399.93	254.68	-	First Quarter	182.01	150.62	0.22
Second Quarter	381.82	209.39	-	Second Quarter	178.44	130.06	0.23
Third Quarter	309.32	227.26	-	Third Quarter	174.55	138.20	0.23
Fourth Quarter	265.25	109.10		Fourth Quarter	155.74	126.04	0.23
2023			-	2023
First Quarter	214.24	108.10	-	First Quarter	164.90	125.02	0.23
Second Quarter	274.45	153.75	-	Second Quarter	193.97	160.10	0.24
Third Quarter	293.34	215.49	-	Third Quarter	196.45	170.43	0.24
Fourth Quarter	263.62	197.36	-	Fourth Quarter	198.11	166.89	0.24
2024			-	2024
First Quarter	248.48	162.50	-	First Quarter	195.18	169.00	0.24
Second Quarter	197.88	142.05		Second Quarter	216.67	165.00	0.25
Third Quarter	263.26	191.76	-	Third Quarter	234.82	207.23	0.25
Fourth Quarter	479.86	213.65	-	Fourth Quarter	259.02	221.69	0.25
2025				2025
First Quarter (through February 4, 2025)	428.22	379.28	-	First Quarter (through February 4, 2025)	250.42	222.64	-

Microsoft Corporation develops, licenses and supports a range of software products and services, designs, manufactures and sells devices and delivers online advertising to a global customer audience. Its Securities and Exchange Commission file number is 001-37845.

Microsoft Corporation	High ($)	Low ($)	Dividends ($)
(CUSIP 594918104)
2022
First Quarter	336.32	275.85	0.62
Second Quarter	314.97	242.26	0.62
Third Quarter	293.47	232.90	0.62
Fourth Quarter	257.22	214.25	0.68
2023
First Quarter	288.30	222.31	0.68
Second Quarter	348.10	275.42	0.68
Third Quarter	359.49	312.14	0.68
Fourth Quarter	382.70	313.39	0.75
2024
First Quarter	429.37	367.75	0.75
Second Quarter	452.85	389.33	0.75

Third Quarter	467.56	395.15	0.75
Fourth Quarter	454.46	406.35	0.83
2025
First Quarter (through February 4, 2025)	447.20	410.92	-

Historical Performance of the Basket

January 1, 2020 to February 4, 2025